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                                                                     EXHIBIT 4.2




                                  GLOBAL NOTE

Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.

This Global Note has not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the benefit of, any U.S. person (as such terms are defined in Regulation S under the Securities Act).

                          SHOWSCAN ENTERTAINMENT INC.

                                USD 7'000'000.--

                         8% Notes due September 1, 1999

         Convertible into freely transferable and non-restricted shares of Common Stock of the Company

This Global Note without interest coupons is a Global Note in respect of a duly authorized issue of 8% Notes due September 1, 1999 (the "Notes") of Showscan Entertainment Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the principal amount of seven million US Dollars and issued pursuant to a Note Purchase, Paying and Conversion Agency Agreement (the "Agreement") dated as of August 14, 1995 between the Company of the first part and Banca del Gottardo of the second part.

Subject to the provisions of the Note Purchase, Paying and Conversion Agency Agreement, Showscan Entertainment Inc., for value received, hereby promises to pay to the holder of this Global Note, payable upon presentation and surrender hereof, the amount of US Dollar 7'000'000.-- (USD seven million) and interest thereon at 8% per annum, in accordance with the Terms of the Notes set forth in Annex A of the Agreement.

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In accordance with Section 1 of the Terms, this Global Note may be exchanged, as a whole or in part, for definitive Notes, in bearer form in denominations of USD 5'000.--, with interest coupons attached, not earlier than 40 days after the later of the date on which the Notes are first offered or the Settlement Date, before which time no Notes represented by this Global Note or interest herein may be transferred into the United States or to a U.S. person. Such exchange shall be made upon certification, in the form set forth in Annex G of the Agreement and appended to this Global Note, that the beneficial owners of the Notes are not United States persons or U.S. persons or are financial institutions (as defined in the United States Treasury Regulation Section 1.165-12(c)(1)(v)) located outside the United States that have purchased such Notes for resale during the Restricted Period and that certify that they have not acquired the Notes for purposes of resale directly or indirectly to a United States Person or a U.S. person or to a person within the United States. A beneficial owner of Notes must exchange its share of the Global Note for definitive Notes before interest payments or other payments in respect of the Notes will be made.

The Terms of the Notes set forth in Annex A of the Agreement are hereby incorporated by reference herein mutatis mutandis and, except as otherwise provided herein, shall be binding on the Company and the holder hereof as if fully set forth herein. Except as otherwise provided herein, the Company shall make all payments hereunder as and when provided in the Terms of the Notes and shall be bound by all its covenants set forth therein.

This Global Note shall be governed by and construed in accordance with the laws of Switzerland.

IN WITNESS WHEREOF, the Company has caused this Global Note to be duly executed as of September 1, 1995.

                                          SHOWSCAN ENTERTAINMENT INC.

                                          By: /s/ William C. Soady
                                              ---------------------------------

This Global Note shall not become valid for any purpose until this Global Note has been authenticated by any two officers of Banca del Gottardo.

By:                                       By:
    ------------------------------            ---------------------------------
    Authorized Officer                        Authorized Officer